DISTRIBUTOR AGREEMENT

THIS DISTRIBUTOR AGREEMENT (hereinafter the "Agreement") is entered into this 7th day of July, 2005, by and between **Provision Interactive Technologies, Inc.,** a California, USA corporation (the "PITI"), located at 9253 Eton Avenue, Chatsworth, CA., and National Data Japan Co., Ltd., a corporation formed under the laws of Japan, located at Arco Tower 9F, 1-8-1 Shimomeguro, Meguro-ku, Tokyo 153-0064 Japan (the "Distributor").

RECITALS

WHEREAS, PITI is in the business of manufacturing and selling interactive communications systems referred to as the HoloVision™ Aerial Imaging Systems (the "Systems", and creating, producing and selling HoloMedia™ advertising media (the "Media"), which is run and presented on the System.

WHEREAS, Distributor seeks the non-exclusive right to market, sell, rent or lease the Systems and to market and sell Media in certain designated market channels of the designated territories.

WHEREAS, PITI is willing to grant Distributor the right to market and sell Systems and Media (collectively the "Products") in the designated market channels of the designated territories.

NOW, THEREFORE, under the terms, conditions and covenants contained herein, the parties agree as follows:

AGREEMENT

1. **Right to Market and Sell** PITI hereby grants to Distributor the non-exclusive right to market and sell (the "rights") Products, said Products herein set forth on Exhibit "A" attached hereto and incorporated into this document by reference, during the term of this Agreement in the designated territory/ies, market channels, fields of use outlined below.

a) The territories in which the Distributor shall have said rights are defined as the country/ies comprising Japan. Sales of Products by the Distributor in other than the Territories shall require advanced written approval by PITI.

b) The market channels in which the Distributor shall have the rights are defined as 1) retail outlets, b) service stations, c) beauty salons.

c) The fields of use shall be defined as 1) point of sale merchandising, 2) advertising displays, and 3) informational kiosks.

2. **Term.**

The term of this Agreement shall be for a period of two (2) years from the date of signing of this Agreement unless terminated by one party furnishing to the other a minimum of thirty (30) days written notice of its intent to terminate this Agreement. This Agreement may be extended by

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mutual written consent of the parties. At least two months prior to the expiration of this Agreement, the parties agree to negotiate in good faith if both parties, in their sole discretion, desire to extend the Agreement.

3. **Termination**. Either party may terminate this Agreement for cause, by immediately providing a written notice to the other party upon the occurrences of any of the following events:

a) The other party commits any material breach, either through action or omission, under this Agreement and fails to remedy such default within thirty (30) days after receipt of written notice of such breach.

Any prior waiver of any of prior breach shall not constitute a waiver of that party's right to terminate this Agreement for any subsequent breach.

b) This Agreement may terminate if any of the following events of default occur: (i) if DISTRIBUTOR fails to perform any material obligation or materially fails to perform any obligation under this Agreement; (ii) if DISTRIBUTOR attempts to make an assignment in violation of Section 16 ("Assignment"); (iii) if DISTRIBUTOR indicates, either directly or indirectly (such as by way of example, DISTRIBUTOR seeks to market or sell products or services that are reasonable deemed to be competitive with the Products) that it no longer intends to perform is obligations hereunder; (iv) if DISTRIBUTOR becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; (v) if a petition under any foreign, state, or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by DISTRIBUTOR; or (vi) if such a petition is filed by any third party or an application for a receiver of DISTRIBUTOR is made by anyone and such petition or application is not resolved favorably to DISTRIBUTOR within sixty (60) days.

6. **Product 'Distributor' and 'Retail' Prices.** Subject to the terms and conditions of this Agreement, PITI agrees to sell Products and invoice the Distributor at a designated 'Distributor Price' (excluding freight, insurance, taxes, tariffs, duty, and installation costs) as set forth on Exhibit "B" attached hereto and incorporated into this document by reference. The 'Distributor Price' shall be reviewed every 120 days and established for the following 120 day period. Distributor shall establish the 'Retail Price' of PITI's Products within the designated territory. Distributor agrees to reasonably consider the advice of PITI regarding suggested 'Retail Price'. Pricing based on individual unit sales. Volume pricing schedule will be determined on a project by project basis.

7. **Payment Terms and Purchase of Sales Displays.** Distributor will remit to PITI the amount of sixty (60%) percent of the designated 'Distributor' price with all orders sent to PITI, with the remaining balance of the 'Distributor' price due immediately prior to shipment. Distributor shall be responsible for payment of all tariffs, freight and sales or import taxes prior to shipment of Products to Distributor or the End User. Distributor shall purchase, at the 'Distributor Price', herein set forth on Exhibit "B" attached hereto and incorporated into this document by reference, three (3) units of Manufacturer's Product (one HL17 unit, one HL29 unit and one HL40 unit) upon the signing of this Agreement to be utilized as selling displays in the designated territory.

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8. **Revenue Sharing on Sales of Media, Content or Transactions.** For Products that are sold, leased, rented, leased or placed for which the Distributor will receive recurring revenue for advertisements, content or transactions placed on HoloVision Systems, revenues will be shared between PITI and Distributor in the percentages set forth herein on Exhibit "B" attached hereto and incorporated by reference into this Agreement. All shared revenues shall be due and owing and remitted to PITI by the Distributor within fifteen (15) business days of the end of each quarter in which revenues were received during the term of this Agreement.

Upon providing Distributor adequate and reasonable notice of at least five (5) business days, PITI shall have the right semi-annually to conduct an audit of that portion of Distributor's books which state the recurring revenue sharing of the Systems and sales of Media, Advertising or Transactions.

9. **Currency.** Unless otherwise agreed to in writing by the Parties, all remittances to PITI shall be made in United States Dollars.

10. **Approval of End Users, Acceptance of Orders, and Servicing of End Users.**

Distributor shall not approve any orders, enter into any contracts purportedly on behalf of the PITI to approve or extend any credit, or in any manner whatsoever bind, commit, obligate or attempt to bind, commit or obligate PITI to deliver any System or to perform any service with the exception of those set forth below under section **14. Warranty, Regulatory Compliance, Service and Repairs of this Agreement,** of any nature whatsoever for End Users.

11. **Deliveries, Inventories and Marketing Materials**. PITI shall use its best effort to maintain capacity, inventory and supplies sufficient to enable it to fulfill and stand ready to promptly process and timely complete any and all foreseeable orders solicited by Distributor and otherwise satisfactory to PITI. In connection therewith, PITI shall furnish to Distributor such information relating to PITI's scheduling and anticipated delivery of products as Distributor may reasonably request hereunder. Distributor shall provide PITI quarterly reports of anticipated sales for the following six-month period.

In the event of termination of this Agreement prior to the designated expiration term of this Agreement, PITI shall allow the Distributor a period of ninety (90) days, from the effective date of the termination, to sell the balance of any inventory held by the Distributor. Thereafter PITI, at its sole discretion, shall have the right to buy back any and/or all remaining inventory of Product in Distributor's possession at the 'Distributor List' price. If PITI exercises this right, PITI shall pay any shipping costs, taxes or duties.

PITI shall make available to Distributor electronic copies of PITI's U.S. brochures and such other information reasonably necessary for Distributor's performance under this Agreement, all with the same degree of promptness and quality as PITI furnishes and makes available to its other distributors.

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12. **Best Efforts**. During the term of this Agreement, Distributor shall also use its best efforts to solicit orders and procure contracts for Products, and agrees to conduct his business and affairs so as not to harm or injure PITI's reputation, brand identity, sales or business operations. In connection therewith, Distributor agrees to abide by those standards and guidelines which presently exist or which are subsequently adopted by PITI.

Subject to paragraph 10 above, the parties agree that Distributor shall have the right to promote, solicit, sell, rent, lease and/or otherwise market goods, equipment, products and/or services manufactured or supplied by persons or firms other than PITI, as long as those goods, equipment, products and/or services do not in any manner whatsoever, whether directly or indirectly, compete with the Products and other services supplied by PITI.

13. **Relationship Created**. Distributor is not an employee of PITI for any purpose or reason whatsoever, but is an independent contractor. PITI is interested solely in the results obtained by the Distributor, who shall have sole control of the manner and means of performance under this Agreement.

Distributor shall not be required to attend PITI's sales meetings, conform to any fixed or minimum number of hours devoted to the selling effort of PITI's Products, follow any prescribed itineraries or do anything else which would jeopardize the independent contractor relationship that exists between PITI and Distributor.

With the exception of investigating customer complaints, neither PITI nor Distributor shall have the right to require the other to collect accounts, make adjustments, bind the other or incur debts, obligations or enter into any agreement or contract or commitment on behalf of the other, nor hold itself out as having any right, power or authority to create any such contract or obligation, either expressed or implied, on behalf of, in the name of or binding upon the other, or to pledge the other's credit, or to extend credit in the other's name, without the other party's written consent.

PITI agrees to share with Distributor, those PITI's Product Marketing Strategies, where and when appropriate, in order to assist Distributor in maximizing sales in the designated territories.

14. **Warranty, Regulatory Compliance, Service and Repairs.** PITI warrants that its products are free from defects in electronic components and workmanship for a period of one hundred twenty (120) days (the "Warranty Period") from the date of shipment of the product by PITI to Distributor. However, in no event shall PITI be responsible for any defects cause by Distributors' or End User customers' negligence or misuse of the product.

PITI MAKES NO WARRANTIES TO DISTRIBUTOR OR ANY PERSON, END USER OR ENTITY WITH RESPECT TO THE PRODUCTS OTHER THAN THOSE SET FORTH ABOVE AND DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS AN ADMISSION OR A WARRANTY OR REPRESENTATION THAT THE USE OF THE PRODUCTS WILL NOT BE INTERRUPTED FROM TIME TO TIME, THAT TRANSACTIONS WILL BE ERROR FREE.

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Distributor shall report to the PITI, within forty-eight (48) hours, all violations of any regulatory compliance issues pertaining to Products sold in the designated territories.

15. **Costs and Expenses**. Unless specifically allocated to one or the other party under the expressed terms of this Agreement, all costs and expenses incurred by either party, including but not limited to the payment of any federal, state or local tax on income earned hereunder, shall be borne by the party which incurs the cost or expense.

16. **Confidential Information/Covenant Not to Compete.**

16.1 **Protection of Confidential Information**. The parties agree that the identification of End Users and all information contained in PITI's files pertaining to End Users, their business needs and demands, and all pricing information relating to any product or services purchased by any End Users at any time prior to the execution of this Agreement constitutes confidential information, and valuable trade secrets developed at considerable expenses by PITI since the time PITI first began business operations.

To induce PITI to enter into this Agreement, Distributor, and all others acting by, through or in concert with them hereby agrees that such information, compilations of information, data, reports, records and memoranda relating to any of the aforementioned items as well as any and all writings and documents which now exist and all information pertaining thereto are irrevocably deemed protectable, confidential information and trade secrets, which information is and shall remain PITI's sole property, and which neither Distributor nor any one acting by, through or in concert with him may disclose, reveal or in any manner whatsoever utilize or divulge to any other person or party for any reason whatsoever except as contemplated by this Agreement.

Distributor will protect the confidentiality of all such information which he has obtained from PITI relating to the aforementioned items, and which would not otherwise be known by him, except as a result of its relationship to PITI under this Agreement.

The parties also agree that the identification of End Users derived from information produced by Distributor, as well as information specific to those End Users contained in Distributor files constitute confidential information, and valuable trade secrets developed at considerable expenses by Distributor for marketing and selling PITI's Products in the designated territory.

To induce Distributor to enter into this Agreement, PITI, and all others acting by, through or in concert with them hereby agrees that such information, compilations of information, data, reports, records and memoranda relating to any of the aforementioned items as well as any and all writings and documents which now exist and all information pertaining thereto are irrevocably deemed protectable, confidential information and trade secrets, which information is and shall remain Distributor's sole property, and which neither PITI nor any one acting by, through or in concert with PITI may disclose, reveal or in any manner whatsoever utilize or divulge to any other person or party for any reason whatsoever except as contemplated by this Agreement PITI hereby agrees not to circumvent Distributor by means not limited to but also directly communicating and attempting to do the business with the End Users who are brought by Distributor.

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17. **No Reverse Engineering**. Distributor shall not reverse engineer the Products, and Distributor shall not decompile, modify, prepare derivative works or disassemble any software or hardware in the Product.

18. **Remedies**. In the event that either party, or any other person or entity acting by, through or in concert with them violates the covenants set forth in this paragraph, the other party shall be entitled to immediate injunctive and other relief, with or without notice to the other as to the nature of any such violation or breach, and with or without written demand for the cure thereof. Nothing in this paragraph shall be construed as a waiver of either party's right to seek any other equitable or legal relief or remedies, or the recovery of damages sustained as a result of a breach of these covenants.

It is further agreed that the foregoing covenants and this paragraph pertaining to either party's right to relief, and every provision thereof are divisible, so that if the validity of any of the covenants is challenged, the specific limitations as to the type of services involved, the geographic area and time designated, etc., may be modified by any court of competent jurisdiction, so as to create an enforceable covenant not to compete nor disclose confidential information, providing either party with all reasonable protection which may be practicable relying on the best endeavors of the other.

19. **Indemnification.**

19.1 **PITI's Obligation to Indemnify**. PITI hereby agrees to indemnify and hold Distributor harmless from any and all liabilities, claims, demands, cost and attorneys fees however caused by reason of any damage or injury (whether to the body, property or personal or business character or reputation) sustained by Distributor and/or Distributor's property as a result of any proven negligent act or omission to act of PITI, its sub-contractors or employees.

PITI shall further defend, at PITI's sole expense, any and all proceedings, request for proceedings, actions, causes of action and/or arbitration's brought against PITI in connection therewith, and shall pay all reasonable attorneys' fees incurred in connection therewith, and the amount of any settlement, award and/or judgment which may otherwise be required to be paid by Distributor in connection therewith, except damages, injuries and/or liabilities resulting from Distributor's own proven acts undertaken or omissions allowed, whether negligent, reckless, willful or of a criminal nature. PITI will have the right to take and control the defense of any such suit or claim and shall have the right to settle any such claim at PITI's cost and expense. This section will survive the expiration or termination of this Agreement.

19.2 **Distributor's Obligation to Indemnify**. Distributor hereby agrees to indemnify and hold PITI harmless from any and all liabilities, claims, demands, costs and attorneys fees however caused by reason of any damage or injury (whether to the body, property or personal or business character or reputation) including but not limited to any and all salaries, commissions, items of costs or other forms of compensation or reimbursement paid or payable to any of the Distributor's salesmen, employees, sub-agents and/or

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Distributors, or that sustained by PITI and/or PITI property as a result of any negligent act or omission of Distributor, his sub-contractors, employees or agent.

In addition, Distributor shall further defend at Distributor's sole expense any and all proceedings, request for proceedings, actions, causes of action and/or arbitration's brought against PITI in connection therewith, and shall pay all reasonable attorneys' fees incurred in connection therewith, and the amount of any settlement, award and/or judgment which may otherwise be required to be paid by PITI in connection therewith, except damages, injuries and/or liabilities resulting from PITI's own proven acts undertaken or omissions allowed, whether negligent, reckless, willful or of a criminal nature. Except in actions seeking injunctive relief, Distributor will have the right to take and control the defense of any such suit or claim and shall have the right to settle any such claim at Distributor's cost and expense. This section will survive the expiration or termination of this Agreement.

20. **Severability**. Whenever possible each provision of this Agreement shall be interpreted in such manner so as to be effective, valid and binding under applicable law. If the validity or enforceability of any provision of this Agreement is challenged, the parties agree that the terms and conditions of any such provision may be modified by any court of competent jurisdiction, so as to provide the PITI with the greatest possible protection then available under law.

Furthermore, any such prohibition or invalidity shall be effective only to the extent of the provision or provisions involved, and then only to the extent deemed absolutely necessary by any such court of competent jurisdiction, which prohibition or invalidity will not effect the validity or enforceability of the remaining provisions of this Agreement, or any portion thereof.

21. **Notice**. Any payment, notice or any communication required or permitted hereunder shall be in writing and shall have been deemed paid or given, as the case may be, when deposited in the U.S. mail, registered or certified, return receipt requested, postage prepaid, or personally delivered, addressed as follows:

If to Provision:

Bob Ostrander
Vice President
Provision Interactive Technologies, Inc.
9253 Eton Avenue
Chatsworth, CA 91311 USA

With a copy to:

Randy Dorcy
C/O Provision Interactive Technologies, Inc.
9253 Eton Avenue
Chatsworth, CA 91311 USA

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If to Distributor:

Tim M. Itamura, Director
PO Box 4805
Rancho Palos Verdes, CA 90275 USA

With a copy to:
Katz Itamura, President

Each party shall be entitled to specify a different address by giving notice thereof to the other at the foregoing addresses.

22. **Entire Agreement**. With the exception of the previously executed Confidentiality Agreement, this Agreement supersedes any and all other agreements, whether oral or written, between the parties. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party which, are not embodied herein, and that no other Agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by both party's.

23. **Interpretation**. The parties acknowledge and agree, that each has been given the opportunity to independently review this Agreement with legal counsel and/or has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions hereof. In the event of an ambiguity of this Agreement, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the party who causes the uncertainty to exist or against the draftsman.

24. **Binding on Successors/Assignment.** All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties, their heirs, administrators, executors or successors; provided, however, that Distributor shall not assign, delegate or attempt to assign or delegate his rights and/or obligations arising hereunder, either in whole or in part, by operation of law or otherwise, by either party without PITI's prior written consent, which shall not be unreasonably withheld.

25. **Authority**. The undersigned individuals and/or entities executing this Agreement on behalf of their respective party's represent and warrant that said individuals are authorized to enter into this Agreement on behalf of such parties, that the appropriate resolutions have been passed and obtained, and that this Agreement shall be binding on same.

26. **Exhibits**. The documents referred to hereinabove and the exhibits attached hereto are incorporated herein by reference as if set forth in full.

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27. **Headings.** The headings contained in this Agreement have been inserted for convenience only and in no way define the scope or interpretation of this Agreement.

28. **Attorneys' Fees.** In the event either party commences legal proceedings against the other party to enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other in addition to all other damages and/or equitable relief.

29. **Counterparts**. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

30. **Force Majeure**. If either party hereto is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, or other acts of God, then upon written notice to the other party, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability.

The disabled party shall make all reasonable efforts to remove such disability within thirty (30) days of giving notice of such disability. If the disability continues for more than ten (10) days after the cessation of the reason for such disability, the non-disabled party shall have the right to terminate this Agreement immediately upon written notice, and neither party shall thereafter have any further rights or obligations hereunder. During any period of disability as set forth in this Article 30, the non-disabled party may seek to have its needs, which would otherwise be met hereunder, met by others without liability to the disabled party hereunder.

31. **Governing Law**. This Agreement has been entered into and executed in Los Angeles County, California, United States of America and shall be interpreted in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into and sign their respective names hereto on July 7, 2005.

Distributor	**PITI**
National Data Japan Co., Ltd.	**Provision Interactive Technologies, Inc.**
By:__________________	By: [signature]
Katz Itamura	**Curt Thornton**
President	**President**

EXHIBIT "A"

1. **HOLOVISION™ AERIAL IMAGE DISPLAY SYSTEM.** The HoloVision AERIAL IMAGE DISPLAY TECHNOLOGY SYSTEM is a hardware and software system which makes 3-dimensional images float in space.

2. **HOLOMEDIA™ CONTENT MEDIA AND SOFTWARE.** Consists of the proprietary HoloSoftware™ and Advertising Media, content or transactions generated and produced by or in conjunction with the HoloVision™ Systems.

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EXHIBIT "B"

Distributor Price List and Revenue Sharing

17-Jan-05

Distributor Price List - CONFIDENTIAL

MODEL TYPES

Volume Units	Delivery Weeks	HL40 Price $USD	HL29 Price $USD	HL17 Price $USD
1	8	9,500	6,750	4,850
2-5	8	8,500	6,400	4,600
6-10	8	8,000	5,900	4,400
11-20	8	7,750	5,750	4,300
21-50	8	7,500	5,500	4,200
51-99	8	7,250	5,250	4,100

Volume Orders of 100+ Quoted on an Order by Order Basis (Estimates)

100-300	Per Quote	7,000	5,000	3,900
301-500	Per Quote	6,750	4,750	3,750
501-999	Per Quote	6,550	4,500	3,550
1000+	Per Quote	5,000	4,000	3,250

Prices do not include shipping, crating or any special handling.
Prices do not include destination, import, or VAT taxes.
Prices do not include any special options such as custom façade.
Prices do not include any content or content development.
Does Not represent a published price list.
Volume pricing above 99 units must be verified in writing with Provision.

Addition of Networking Software: $650 USD per unit.
Extended Warranty to one (1) year: $500 USD per unit.
Standard Warranty for 120 days on electronic components (computer, power supply, proprietary display device) and 1 year on cabinet and optics. Based on normal use and wear. Warranty does not cover damage caused by misuse or handling as determined by PITI.

*** Payment Terms: Sixty (60%) Percent Due upon Acceptance of Purchase Order Balance Due and Owing Prior to Shipment of Order with verification of shipping documentation.**

1. Revenue Sharing Percentages between the Parties on HoloMedia™ Advertising shall be as Follows:
*** Twenty five (25%) Percent of Revenues Collected To Be Remitted To PITI.**
*** Seventy Five (75%) Percent of Revenues Collected To Be Retained By Distributor.**

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